CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-190913 on Form N-1A of our report dated October 16, 2013, relating to the statement of assets and liabilities of the American Funds Developing World Growth and Income Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent registered public accounting firm" and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

October 18, 2013